Exhibit 10.89

Amendment #1 to Employment Agreement
To Comply with the Provisions of Section 409A of the Internal Revenue Code

Ronald Doornink

This Amendment #1 to Employment Agreement (this “Amendment #1”) is entered into as of December 15, 2008, by and between Ronald Doornink (“Employee”) and Activision Publishing, Inc. (“Employer”).  All capitalized terms shall have the same meaning set forth in the Employment Agreement (as defined below).

RECITALS:

Employee and Employer entered into an Employment Agreement dated as of July 8, 2008 (the “Employment Agreement”).

Employee and Employer desire to amend the Employment Agreement in certain respects as set forth herein in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

AGREEMENT:

The parties hereby agree to amend the terms of the Employment Agreement as follows:

1.                                 Release:  The Employment Agreement is hereby amended to delete Section 9(e)(ii) in its entirety and replace it with a new Section 9(e)(ii) to read as follows:  If your employment terminates under Section 9(c), the Employer shall pay you (a) the amounts described in clause (i) of this Section 9(e) and (b) an amount equal to the Base Salary (at the rate in effect on the date of your termination) that you would have received had you remained employed until the last date of the Term in equal installments commencing on the first payroll date following the 60th day following your termination of employment; provided, however, that you must sign a waiver and release agreement in a form prepared by the Employer in its sole discretion in order to receive the amounts set forth in this Section 9(e)(ii)(b), which waiver and release agreement must become effective and irrevocable in its entirety within 60 days after your termination of employment.  The Employer will pay any installments relating to such 60 days in a lump sum on the first payroll date following the 60th day following your termination of employment.

2.                                 Section 409A:  Section 10(s) of the Employment Agreement is hereby amended to add a new subsection (vi) to read as follows:  For purposes of this Agreement, each amount to be paid or benefit to be provided to you pursuant to Section 9(e) of this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

Except as specifically set forth in this Amendment #1, the Employment Agreement shall remain unmodified and in full force and effect.  If any term or provision of the Employment Agreement is contradictory to, or inconsistent with, any term or provision of this Amendment #1, then the terms and provisions of this Amendment #1 shall in all events control.

AGREED AND ACCEPTED:

Employee:		Employer:

Activision Publishing, Inc.

/s/ Ronald Doornink		By:	/s/ George L. Rose

Ronald Doornink		Name:	George L. Rose
Date:	12/03/08	Title:	Chief Legal Officer
		Date:	12/12/08